Exhibit 99.1
For immediate release
Contact:
Ryan VanWinkle, Investor Relations, 913-661-1528
Scott Brockelmeyer, Media Relations, 913-661-1830
Ferrellgas Partners, L.P.
Announces Record Fiscal 2006 Results
     Overland Park, KS (October 12, 2006)—Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest propane distributors, today reported record Adjusted EBITDA results for the year ended July 31, 2006.
     “We are proud to deliver these significantly improved financial results to our investors this fiscal year,” said James E. Ferrell, Chairman and Chief Executive Officer. “Our record Adjusted EBITDA results were achieved, in large part, by enhanced capabilities afforded us through our new operating system, which helped to improve margins, reduce propane distribution expenses and greatly improve customer service.”
     Fiscal 2006 earnings from continuing operations of $25.0 million improved by more than $40 million and Adjusted EBITDA from continuing operations was a record $215.9 million, improving by more than 20% or $36.1 million, each as compared to the prior year results.
     Gross profit for the fiscal year was a record $663.8 million, a $50.0 million increase as compared to $613.8 million achieved in fiscal 2005, reflecting improved margins resulting from enhanced pricing controls made available by the new retail operating platform. Propane sales for the fiscal year were 809 million gallons compared to 898 million gallons sold in fiscal 2005, as nationwide temperatures were 11% warmer than normal and customers continued to conserve usage with elevated wholesale propane prices that on average were up more than 25% compared to fiscal 2005.
     Operating and general and administrative expenses for the fiscal year were $374.8 million and $47.7 million, respectively, compared to $366.2 million and $42.3 million, respectively, as savings achieved from the new operating platform were offset by increased variable expenses, including the continued growth in tank exchange sales volumes, added vehicle fuel costs, and higher performance-based incentive compensation. Fiscal 2006 equipment lease expense was $27.3 million, compared to $25.5 in fiscal 2005, primarily reflecting the addition of leased equipment related to the partnership’s technology initiative. Interest expense for the fiscal year was $84.2 million, down from $91.5 million in fiscal 2005.
     “Our operations performed exceptionally well in fiscal 2006 despite the significant impacts that warmer weather and high commodity prices had on our industry,” said Steve Wambold, President and Chief Operating Officer. “Our significant improvement in earnings and operations this year should give investors confidence that we have built a strong foundation to support our anticipated future growth.”
     For the fourth quarter, propane sales volumes and gross profit were 127 million gallons and $121.1 million, respectively. Operating and general and administrative expenses were $92.9 million and $12.9 million, respectively. Interest expense and equipment lease expense were $21.3 million and $6.6 million, respectively. These results produced an expected Adjusted EBITDA of $8.9 million and a seasonal net loss of $38.2 million for the fourth fiscal quarter.
     Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves more than one million customers in all 50 states, the District of Columbia, Puerto Rico and Canada. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan.
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2006, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	July 31, 2006	July 31, 2005

Current Assets:
Cash and cash equivalents	$16,525	$20,505
Accounts and notes receivable, net	116,369	107,778
Inventories	154,613	97,743
Prepaid expenses and other current assets	15,334	12,861

Total Current Assets	302,841	238,887

Property, plant and equipment, net	740,101	766,765
Goodwill	246,050	234,142
Intangible assets, net	248,546	255,277
Other assets, net	11,962	13,902

Total Assets	$1,549,500	$1,508,973

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$128,049	$108,667
Short term borrowings	52,647	19,800
Other current liabilities (a)	94,901	71,535

Total Current Liabilities	275,597	200,002

Long-term debt (a)	983,545	948,977
Other liabilities	19,178	20,165
Contingencies and commitments	—	—
Minority interest	5,435	6,151

Partners’ Capital:
Common unitholders (60,885,784 and 60,134,054 units outstanding at 2006 and 2005, respectively)	321,194	390,422
General partner unitholder (615,008 and 607,415 units outstanding at 2006 and 2005, respectively)	(56,829)	(56,132)
Accumulated other comprehensive income (loss)	1,380	(612)

Total Partners’ Capital	265,745	333,678

Total Liabilities and Partners’ Capital	$1,549,500	$1,508,973

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes and related accrued interest which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2006 AND 2005
(in thousands, except per unit data)
(unaudited)

	Three months ended		Twelve months ended
	July 31,		July 31,
	2006	2005	2006	2005
Revenues:
Propane and other gas liquids sales	$297,309	$261,908	$1,697,940	$1,592,325
Other	33,969	34,442	197,530	161,789

Total revenues	331,278	296,350	1,895,470	1,754,114

Cost of product sold:
Propane and other gas liquids sales	189,551	170,314	1,109,177	1,052,005
Other	20,662	19,777	122,450	88,293

Gross profit	121,065	106,259	663,843	613,816

Operating expense	92,949	86,864	374,843	366,192
Depreciation and amortization expense	21,089	21,509	84,953	83,060
General and administrative expense	12,896	10,664	47,689	42,342
Equipment lease expense	6,597	6,821	27,320	25,495
Employee stock ownership plan compensation charge	2,756	3,814	10,277	12,266
Loss on disposal of assets and other	2,021	4,070	7,539	8,673

Operating income (loss)	(17,243)	(27,483)	111,222	75,788

Interest expense	(21,342)	(22,848)	(84,235)	(91,518)
Interest income	581	368	2,046	1,894

Earnings (loss) before income taxes, minority interest, and discontinued operations	(38,004)	(49,963)	29,033	(13,836)

Income tax expense	553	879	3,524	1,447
Minority interest (a)	(329)	(452)	500	92

Earnings (loss) from continuing operations before discontinued operations	(38,228)	(50,390)	25,009	(15,375)

Earnings from discontinued operations, net of minority interest	—	97,027	—	104,189

Net earnings (loss)	(38,228)	46,637	25,009	88,814

Distributions to senior unitholder	—	1,323	—	7,305
Net earnings (loss) available to general partner	(382)	3,146	250	815

Net earnings (loss) available to common unitholders	$(37,846)	$42,168	$24,759	$80,694

Basic earnings per common unit:
Earnings (loss) from continuing operations available to common unitholders before discontinued operations (b)	$(0.62)	$(0.91)	$0.41	$(0.41)
Earnings from discontinued operations	—	1.66	—	1.91

Net earnings (loss) available to common unitholders (c)	$(0.62)	$0.75	$0.41	$1.50

Weighted average common units outstanding	60,795.4	56,460.5	60,459.5	53,945.4

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31,		July 31,
	2006	2005	2006	2005
Propane gallons (d)	127,005	130,053	808,890	897,606

Net earnings (loss)	$(38,228)	$46,637	$25,009	$88,814
Income tax expense	553	879	3,524	1,447
Interest expense	21,342	22,848	84,235	91,518
Depreciation and amortization expense	21,089	21,509	84,953	83,060
Interest income	(581)	(368)	(2,046)	(1,894)

EBITDA	4,175	91,505	195,675	262,945
Employee stock ownership plan compensation charge	2,756	3,814	10,277	12,266
Unit and stock-based compensation charge (e)	282	—	1,863	—
Loss on disposal of assets and other	2,021	4,070	7,539	8,673
Minority interest (a)	(329)	(452)	500	92
Non-cash charges related to discontinued operations(f)	—	270	—	1,236
Gain on sale of discontinued operations, net of minority interest	—	(96,021)	—	(96,021)

Adjusted EBITDA (g)	8,905	3,186	215,854	189,191
Adjusted EBITDA from discontinued operations	—	(1,276)	—	(9,404)

Adjusted EBITDA from continuing operations	8,905	1,910	215,854	179,787
Net cash interest expense (h)	(21,432)	(22,628)	(85,769)	(89,543)
Maintenance capital expenditures (i)	(3,545)	(2,591)	(13,003)	(17,326)

Distributable cash flow to equity investors (j)	$(16,072)	$(23,309)	$117,082	$72,918

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)	Amount calculated as 99% of the earnings (loss) before discontinued operations less distribution to senior unit holder; the result then divided by the weighted average common units outstanding.

(c)	Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution of effect of the EITF 03-6 on net earnings per limited partner unit will typically impact the three months ending January 31. However, the dilutive effect of EITF 03-6 on basic net earnings per common unit was $0.04 for the three months ended July 31, 2005 due to the gain on the sale of the storage and distribution business during July 2005.

(d)	Propane gallons includes 0.4 million gallons and 3.8 million gallons for the three and twelve months ended July 31, 2005 related to the storage and distribution business sold during July 2005 that were classified as discontinued operations.

(e)	Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” was adopted during the first quarter of fiscal 2006 and requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Management adopted this standard using the modified prospective application method which resulted in a non-cash compensation charge of $0.1 million and $0.2 million to operating expense and general and administrative expense, respectively, for the three months ended July 31, 2006, and $0.5 million and $1.4 million to operating expense and general and administrative expense, respectively,for the twelve months ended July 31, 2006.

(f)	Non-cash earnings related to the storage and distribution business sold during July 2005 that were classified as discontinued operations for the three and twelve months ended July 31, 2005.

(g)	Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(h)	Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(i)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(j)	Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.